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[LETTERHEAD]
TRUMP
HOTELS
CASINO RESORTS

                                                                   EXHIBIT 10.76

                                        March 22, 2000

Fred A. Buro
279 S. Shore Drive
Toms River, New Jersey 08753

Dear Fred:

        This letter will serve to confirm our understanding and agreement pursuant to which Trump Plaza Associates, d/b/a Trump Plaza Hotel and Casino ("TPA"), has agreed to employ you, and you have agreed to be employed by TPA commencing March 22, 2000, and expiring March 21, 2001, ("Expiration Date") unless terminated earlier pursuant to Paragraph 11 hereof:

1. You shall be employeed by TPA in the capacity of President and Chief Operating Officer to perform such duties as are commonly attendant upon such office and such further duties as may be specified, from time to time, by TPA.

2. During the term of this Agreement, you shall be paid an annual base salary at the rate of Three Hundred Thousand, ($300,000) Dollars per annum, payable periodically in accordance with TPA's regular payroll practices.

3. Your annual salary will be reviewed in accordance with TPA's regular policies therefor. Any increase of your annual salary and any bonuses shall be in TPA's sole and absolute discretion.

4. You shall be afforded coverage under TPA's employee insurance programs in such form and at such levels as TPA in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

5.      a.      You shall be entitled to participate in TPA's executive benefit programs in such form and at such levels as TPA in its sole and absolute discretion may hereafter elect to provide similarly situated executives.


2500 Boardwalk   Atlantic City, NJ 08401 -- 609-441-6060 -- Fax 609-441-7426

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Fred A. Buro
March 22, 2000
Page Two


        b. You shall also have free use of hotel valet and laundry services and executive comping privileges at such levels, if any, as TPA in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

6. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to TPA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TPAs prior written consent. You will promptly communicate to TPA, in writing when requested, and marketing strategies, technical designs and concepts, and other ideas pertaining to TPA's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by TPA. You acknowledge that all of those ideas will be TPA's exclusive property. You agree to sign any documents which TPA deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with TPA in order to allow TPA to take full advantage of those ideas.

7. You acknowledge that you have access to information which is proprietary and confidential to TPA. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and
        (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for TPA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TPA's premises. Upon termination of you employment, you will immediately return to TPA all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

8. You represent to TPA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this agreement and your employment hereunder.

9. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TPA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.
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Fred A. Buro
March 22, 2000
Page Three


10. You hereby represent that you presently hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

11. You hereby understand and acknowledge that TPA may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall commit an act constituting "Cause", which is defined to mean the following: a breach by you of any of the provisions of this Agreement; an act of dishonesty; the revocation or non-renewal of your casino key employee license; your disability, which is defined to be any condition prohibiting you from performing your duties hereunder to a period in excess of thirty (30) days, or your death. In the event of a termination pursuant to this paragraph, TPA shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement. In the event of a termination by TPA other than for Cause, including a constructive termination by material changes in job position or responsibility or reduction in salary or benefits, TPA shall pay you, in a lump sum, within seven (7) days of such termination, all of your remaining salary through the Expiration Date and you shall have no further liability or obligation to TPA. In the event you terminate the Agreement for any reason other than a breach of its provisions by TPA, TPA shall pay you your salary earned to the date of such termination and, in such event, neither party shall have any further liability or obligation to the other under this Agreement.

12. TPA shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if TPA does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

13. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform you functions hereunder.
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Fred A. Buro
March 22, 2000
Page Four


14 You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6 or 7 of the Employment Contract and that a breach may cause irreparable injury to TPA which could not be compensated by money damages. Accordingly, TPA will be entitled to enforce this Employment Contract by obtaining a court order prohibiting you (and any others involved) from breaching this agreement. If a court decides that any part of this agreement is too broad, the court may limit that part and enforce it as limited.

15.     a.      The parties agree that binding arbitration shall be the remedy for all disputes, controversies and claims arising out of this Agreement or any notice of termination thereof, including without limitation, any dispute controversy or claim arising out of any of these agreements. The parties intend that such arbitration shall provide final and binding resolution of any dispute, controversy or claim, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce any arbitration award or order. All initial arbitration or judicial proceedings shall be instituted within twelve (12) months after the claim accrues or shall be forever barred.

                Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between them arising from the Agreement. If the parties are unable to negotiate an amicable resolution of a dispute within fourteen (14) days from the date of notice of the dispute pursuant to the notice section of this Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitration as provided herein.

        b. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for New Jersey. The arbitator shall be a licensed attorney and selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.
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Fred A. Buro
March 22, 2000
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                Unless the parties agree upon the appointment of a single
                arbitrator, a panel of arbitrators consisting of three (3) members shall be appointed. One (1) member shall be appointed by TPA, and one (1) member shall be appointed by you within ten
                (10) working days' time following the giving of notice submitting a dispute to arbitration. The third member shall be selected by agreement of the other two (2) members. In the event the two (2) members cannot agree upon the third arbitrator within fifteen (15) working days' time, then the third arbitrator shall be chosen by the American Arbitation Association. Alternatively, the parties may, prior to any dispute, agree in advance upon a panel of arbitrators or a single arbitrator to which any dispute that may arise shall be submitted for resolution pursuant to this provision.

16. The Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The Agreement represents the entire agreement between the parties, superceding all previous agreements, including the August 9, 1999 severance agreement letter, and may not be modified or amended without the written agreement of both parties.

        If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.

Very truly yours,

TRUMP PLAZA ASSOCIATES
d/b/a/ TRUMP PLAZA HOTEL & CASINO       Agreed and Consented to:


BY: /s/  Donald Trump                   /s/  Fred A. Buro
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    DONALD J. TRUMP                          FRED A. BURO
    Chairman
                                              3-29-00
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                                                Date